UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2026

INHIBRX BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42031	99-0613523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11025 N. Torrey Pines Road, Suite 140
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 795-4220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INBX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01. Regulation FD Disclosure.
On May 11, 2026, Inhibrx Biosciences, Inc. (“Inhibrx” or the “Company”) issued a press release announcing clinical updates on INBRX-106 in first-line head and neck squamous cell carcinoma (HSNCC), as discussed in Item 8.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
On May 11, 2026, Inhibrx posted an updated copy of its corporate presentation to the “Investors” tab of its website at www.inhibrx.com. The presentation is attached to this Current Report on Form 8-K as Exhibit 99.2. Inhibrx from time to time presents and/or distributes the presentation to the investment community during conferences and meetings to provide updates and summaries of its business.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 8.01. Other Events.
Interim Phase 2 Data for INBRX-106 in First-Line HNSCC
On May 11, 2026, Inhibrx announced positive interim results from its randomized, first-line Phase 2 portion of the HexAgon study. The trial evaluated the safety and efficacy of INBRX-106, a hexavalent OX40 agonist, in combination with pembrolizumab (the combination arm) versus pembrolizumab monotherapy (the control arm) in first-line patients with treatment-naïve, PD-L1 positive (CPS ≥ 20) metastatic or unresectable recurrent Head and Neck Squamous Cell Carcinoma (HNSCC).
HNSCC was selected as a proof-of-concept indication, as PD-1 monotherapy is active in this tumor type but leaves significant room for improvement. The trial design was modeled after KEYNOTE-048, focusing on patients with high PD-L1 expression (CPS ≥ 20) in order to further sharpen the ability to detect a treatment effect above checkpoint inhibition alone. A clear signal of added benefit in this study design would support INBRX-106’s potential to enhance checkpoint inhibitor efficacy across checkpoint inhibitor-sensitive indications.
The Phase 2 portion of the HexAgon study enrolled 68 patients: 33 randomized to the combination arm and 35 to the control arm. Baseline prognostic factors are largely balanced between both arms and the study is being conducted at over 80 sites in the United States, Europe and Asia. Today, the Company presented preliminary data from 53 patients (25 in the INBRX-106 combination arm and 28 in the control arm) with a data cutoff of May 7, 2026, representing the evaluable population for confirmed response, defined as patients who had either experienced confirmed disease progression or death, or completed at least two on-study tumor assessments. The remaining 15 patients in the overall population across both arms had not yet reached the maturity threshold for response confirmation or were not evaluable at the time of this data cut and were therefore not included in this analysis. Active unconfirmed responses and ongoing tumor increases/reductions are present in both arms, and these patients are expected to contribute to the final efficacy dataset in a subsequent update.
In the evaluable population, 11 out of 25 patients (44.0%) in the INBRX-106 combination arm achieved a confirmed objective response, compared with 6 out of 28 patients (21.4%) in the control arm. This represents a 22.6% absolute increase in confirmed responses. Three complete responses were observed in the INBRX-106 combination arm, reflecting tumor clearance, while no complete responses were observed with pembrolizumab alone. Complete responses in first-line HNSCC remain uncommon and are generally associated with more durable outcomes.
These clinical findings were supported by pharmacodynamic data, which showed up to a 15-fold increase in peripheral CD8+ and CD4+ T-cell proliferation and up to a four-fold increase in activation in INBRX-106 combination-treated patients compared with up to 2.5-fold and 1.5-fold increases, respectively, in those receiving pembrolizumab alone. The observation of robust systemic T-cell expansion and activation in combination-treated patients, alongside the clinical activity observed in this arm, is consistent with the expected mechanism of action of INBRX-106 as a potent T-cell costimulator.
The combination of INBRX-106 and pembrolizumab was generally manageable, with a safety profile consistent with the addition of an active immunostimulatory agent to checkpoint blockade. The most common treatment-related adverse events were rash, diarrhea, fatigue, and infusion-related reactions, which were predominantly low-grade. No treatment-related deaths were reported in either arm.
The progression-free survival data from the Phase 2 portion of the HexAgon study are expected to become available in the fourth quarter of 2026. The Company plans to begin the Phase 3 portion of the HexAgon study during the third quarter of 2026.
Based on these promising early results, the Company also aims to evaluate INBRX-106 across broader indications to potentially improve the efficacy of checkpoint inhibitors. This strategy includes initiating a study in the perioperative setting in non-small cell lung cancer (NSCLC) later this quarter. The Company believes OX40 agonism has the greatest potential to drive cure in earlier-stage disease settings, where patients typically retain a more active and responsive immune system. In addition, the Company is beginning to plan for expansion into the front-line metastatic NSCLC setting, with studies expected to begin in 2027. Outside of combination with checkpoint inhibitors, the Company plans to explore combinations with agents that could benefit from T-cell costimulation, such as vaccines, T-cell engagers, and CAR-Ts.
Market Overview
While HNSCC with high PD-L1 expression (CPS ≥ 20) is the Company’s initial proof-of-concept indication, a clear signal of added benefit in this study design would support INBRX-106’s potential to enhance checkpoint inhibitor efficacy across checkpoint inhibitor-sensitive indications, potentially broadening into NSCLC and beyond. The Company estimates that the total market size for treating HNSCC with high PD-L1 expression (CPS ≥ 20) is valued at approximately $1 billion. The total market size for treating NSCLC is valued at approximately $25 billion, and all additional checkpoint inhibitor indications add approximately $25 billion to the market size. Together, the Company estimates this results in a total market size of approximately $50 billion, representing the potential market opportunity if INBRX-106 were to expand across all indications where checkpoint inhibitors are used. The Company’s market estimates are based on estimates from third party studies and Company estimates and involve a number of assumptions and limitations.
Forward-Looking Statements
Inhibrx cautions you that statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations and upon what management believes to be reasonable assumptions based on information currently available to it. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s judgments and beliefs regarding the strength of Inhibrx’s pipeline; statements regarding the safety and efficacy of its therapeutic candidate, INBRX-106, based on topline and interim results; the potential for INBRX-106 to be used for the treatment of HNSCC; the clinical development of INBRX-106, including expected enrollment in the expansion cohort, data readouts, regulatory submissions and interactions, and the timing thereof; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials, including data from the remaining 15 patients in the overall population for the Phase 2 trial for INBRX-106 in first-line HNSCC; Inhibrx’s plans to evaluate INBRX-106 across broader indications and to explore combinations with other therapies; Inhibrx’s plans to expand into the front-line metastatic NSCLC setting, with studies expected to begin in 2027; Inhibrx’s plans to begin the Phase 3 portion of the HexAgon study during the third quarter of 2026; and estimates and other statistical data made by independent parties and by Inhibrx relating to potential market size related to Inhibrx’s product candidates. Actual results may differ from those set forth in this Current Report on Form 8-K due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: topline data may not accurately reflect the complete results of a particular study or trial and remain subject to audit, and final data may differ materially from topline data; the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of topline, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; results from preclinical studies or early clinical trials not necessarily being predictive of future results; unexpected adverse side effects or inadequate efficacy of its therapeutic candidates that may limit their development, regulatory approval and/or commercialization; the potential for its programs and prospects to be negatively impacted by developments relating to its competitors, including the results of studies or regulatory determinations relating to its competitors; the timing or likelihood of regulatory filings and approvals and regulatory developments in the U.S. and foreign countries; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date of this Current Report on Form 8-K. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Inhibrx Biosciences, Inc. on May 11, 2026
99.2	Corporate Presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2026
INHIBRX BIOSCIENCES, INC.

	By:	/s/ Kelly Deck
	Name:	Kelly Deck
	Title:	Chief Financial Officer